Exhibit 95

Mine Safety Disclosure

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The disclosures reflect our U.S. mining operations only as the requirements of the Act and Item 104 of Regulation S-K do not apply to our mines operated outside the United States.

Mine Safety Information. Whenever the Federal Mine Safety and Health Administration (“MSHA”) believes a violation of the Mine Act, any health or safety standard or any regulation has occurred, it may issue a citation which describes the alleged violation and fixes a time within which the U.S. mining operator (e.g. our subsidiary, Newmont USA Limited) must abate the alleged violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until the alleged hazards are corrected. When MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the alleged violation, that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned.

The below table reflects citations and orders issued to us by MSHA during the year ended December 31, 2012. The proposed assessments for the year ended December 31, 2012 were taken from the MSHA data retrieval system as of January 16, 2013.

Additional information about the Act and MSHA references used in the table follows.

•

Section 104(a) S&S Citations: Citations received from MSHA under section 104(a) of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.

•

Section 104(b) Orders: Orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

•

Section 104(d) S&S Citations and Orders: Citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory, significant and substantial health or safety standards.

•	Section 110(b)(2) Violations: Flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.

•	Section 107(a) Orders: Orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.

Mine(1)	Section 104 (a) S&S Citations(2)	Section 104(b) Orders	Section 104(d) S&S Citations and Orders(2)	Section 110(b)(2) Violations	Section 107(a) Orders	($ in millions) Proposed MSHA Assessments(3)	Fatalities
Chukar	—	—	—	—	—	$—	—
Deep Post	—	—	—	—	—	$—	—
Emigrant	1	—	—	—	—	$—	1
Exodus	26	1	3	—	—	$—	—
Genesis	4	—	—	—	—	$0.03	—
Leeville	36	—	3	—	—	$0.03	—
Lone Tree	—	—	—	—	—	$—	—
Midas	15	—	—	—	—	$0.09	—
Mill 6(4)	3	—	—	—	—	$—	—
Pete Bajo	—	—	—	—	—	$—	—
Phoenix	1	—	—	—	—	$0.02	—
Sage Mill(4)	—	—	—	—	—	$—	—
South Area(4)	19	—	3	—	—	$0.02	—
Twin Creeks(4)	4	—	—	—	—	$—	—
Vista	—	—	—	—	—	$—	—

TOTAL	109	1	9	—	—	$0.19	1

(1)	The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities. We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.

(2)	109 Section 104(a) S&S Citations and 9 Section 104(d) S&S Citations and Orders were subject to contest as of December 31, 2012.

(3)	Represents the total dollar value of the proposed assessment from MSHA under the Mine Act pursuant to the citations and/or orders preceding such dollar value in the corresponding row. No proposed assessments of the orders or citations listed above had yet been posted to the MSHA data retrieval system or made available to the Company by MSHA as of January 16, 2013.

(4)	Per MSHA review, the Mill 6 mine was combined with South Area Mine identification number, effective June 27, 2012, and the Sage Mill mine was combined with Twin Creeks mine identification number, effective June 27, 2012.

Pattern or Potential Pattern of Violations. During the year ended December 31, 2012, none of the mines operated by us received written notice from MSHA of (a) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act or (b) the potential to have such a pattern.

Pending Legal Actions. The following table reflects pending legal actions before the Federal Mine Safety and Health Review Commission (the “Commission”), an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act, as of December 31, 2012, together with the number of legal actions instituted and the number of legal actions resolved during 2012.

Mine(1)	Pending Legal Actions as of 12/31/2012(2)	Legal Actions Instituted During 2012	Legal Actions Resolved During 2012
Chukar	—	—	—
Emigrant	—	—	1
Exodus	4	18	7
Genesis	1	6	12
Leeville	10	22	28
Lone Tree	—	—	—
Midas	6	39	52
Mill 6(3)	1	1	6
Pete Bajo	—	1	—
Phoenix	2	3	8
Sage Mill(3)	—	—	1
South Area(3)	6	32	36
Twin Creeks(3)	1	6	7
Vista	—	1	—

TOTAL	31	129	158

(1)	The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities. We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.

(2)	The foregoing list includes legal actions which were initiated prior to the current reporting period and which do not necessarily relate to citations, orders or proposed assessments issued by MSHA during the year ended December 31, 2012. The number of legal actions noted above are reported on a per docket basis.

(3)	Per MSHA review, the Mill 6 mine was combined with South Area Mine identification number, effective June 27, 2012, and the Sage Mill mine was combined with Twin Creeks mine identification number, effective June 27, 2012.

Legal actions pending before the Commission may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA or complaints of discrimination by miners under section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.

•	Contests of Citations and Orders: A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA.

•

Contests of Proposed Penalties (Petitions for Assessment of Penalties): A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the alleged violation contained in a citation or order. The validity of the citation may also be challenged in this proceeding as well.

•

Complaints for Compensation: A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.

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Complaints of Discharge, Discrimination or Interference: A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.

•	Applications for Temporary Relief: An application for temporary relief from any modification or termination of any order or from any order issued under section 104 of the Mine Act.

•

Appeals of Judges’ Decisions or Orders to the Commission: A filing with the Commission of a petition for discretionary review of a Judge’s decision or order by a person who has been adversely affected or aggrieved by such decision or order.

The following table reflects the types of legal actions pending before the Commission as of December 31, 2012.

Mine(1)	Contests of Citations and Orders	Contests of Proposed Penalties	Complaints for Compensation	Complaints of Discharge, Discrimination or Interference	Applications for Temporary Relief	Appeals of Judges’ Decisions or Orders to the Commission
Chukar	—	—	—	—	—	—
Emigrant	—	15	—	—	—	—
Exodus	2	29	—	—	—	—
Genesis	—	6	—	—	—	—
Leeville	3	53	—	1	—	—
Lone Tree	—	—	—	—	—	—
Midas	—	59	—	—	—	1
Mill 6(2)	—	12	—	—	—	—
Pete Bajo	—	—	—	—	—	—
Phoenix	—	23	—	—	—	—
Sage Mill(2)	—	2	—	—	—	—
South Area(2)	—	26	—	1	—	—
Twin Creeks(2)	—	21	—	—	—	—
Vista	—	—	—	—	—	—

TOTAL	5	246	—	2	—	1

(1)	The definition of a mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting minerals, such as land, structures, facilities, equipment, machines, tools and minerals preparation facilities. Unless otherwise indicated, any of these other items associated with a single mine have been aggregated in the totals for that mine. MSHA assigns an identification number to each mine and may or may not assign separate identification numbers to related facilities such as preparation facilities. We are providing the information in the table by mine rather than MSHA identification number because that is how we manage and operate our mining business and we believe this presentation will be more useful to investors than providing information based on MSHA identification numbers.

(2)	Per MSHA review, the Mill 6 mine was combined with South Area Mine identification number, effective June 27, 2012, and the Sage Mill mine was combined with Twin Creeks mine identification number, effective June 27, 2012.